EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of the Company:

Place of
	Subsidiary	Incorporation
1)	Candela Iberica, S.A.	Spain
2)	Candela France SARL	France
3)	Candela KK	Japan
4)	Candela Deutschland GmbH	Germany
5)	Candela Italia	Italy
6)	Candela Holdings, B.V.	Netherlands
7)	Inolase (2002), Ltd.	Israel
8)	Candela Corporation Australia PTY, Ltd.	Australia
9)	Candela Skin Care Centers of Boston, Inc.	Massachusetts
10)	Candela Skin Care Centers of Scottsdale, Inc.	Massachusetts